EXHIBIT 10.12


THIS AGREEMENT is made the 30th day of April 1996

B E T W E E N :

(1) EUROPEAN MICRO PLC (registered number 2663964) having its registered office at Market Court, 20-24 Church Street, Altrincham, Cheshire WA14 4DW ("the Company")

(2) BERNADETTE SPOFFORTH of 2 Parkgate, Bradgate Road, Bowdon, Cheshire ("the Executive")

IT IS AGREED as follows:

1.    Definitions and interpretation

      1.1 In this Agreement the following words and expressions shall have the following meanings:

          'the Board' means the board of directors of the Company and includes any committee of the Board duly convened by it

          'the Commencement means the Date'

          'Shareholders means any company owned or controlled by Harry Shields or John Gallagher (who are by way of identification currently sitting on the Board)

          'EM Group Company' means any company which for the time being is a subsidiary undertaking of the Company or which is partly owned by the Company

          'the Employment' means the employment established by this Agreement

          'the Termination means the termination date of the Employment Date' under this Agreement howsoever terminated.

          'Intellectual means (i) every invention discovery design or Property' improvement (ii) every work in which copyright may subsist, and (iii) moral rights as defined by s 77 and s 80 of the Copyright Design and Patents Act 1988.

      1.2 The headings in this Agreement shall not affect its interpretation or construction.

      1.3 Any reference to this Agreement to any statutory provision includes any statutory modification or re-enactment of it or the provision referred to

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2.    EMPLOYMENT

The Company shall employ the Executive and the Executive agrees to act as Director of the Company on the terms set out in this Agreement.

3.    FREEDOM TO TAKE UP THE APPOINTMENT

The Executive warrants that by virtue of entering into this Agreement she will not be in breach of any express or implied terms of any contract or of any other obligation binding upon her.

4.    PERIOD

The Executive's Employment shall commence with effect from the Commencement Date and shall (subject as hereinafter provided) be for an initial fixed term of one year ending on 30th April 1997 and shall continue thereafter until terminated by either party giving to the other not less than 6 months' written notice to expire on or any time after the expiry date for the initial fixed term.

5.    DUTIES OF THE APPOINTMENT

      5.1 The Executive shall faithfully and diligently perform those duties of her appointment and exercise such powers consistent with them which are from time to time assigned to or vested in her and shall use her best endeavours to promote the interests of the Company and any EM Group Company for which she is required to perform duties.

      5.2 The Executive shall (without further remuneration) if and for so long as the Executive is so required by the Company:

             (i) carry out the duties of her appointment on behalf of any EM Group Company;

            (ii) act as a director of any EM Group Company or hold any other appointment or office as nominee or representative of the Company or any EM Group Company;

           (iii) carry out such duties and the duties attendant on any such appointment as if they were duties to be performed by her on behalf of the Company

6.    OBEDIENCE AND REPORTING

The Executive shall obey all lawful and reasonable directions of the board and at all times keep the Board promptly and fully informed (in writing if so requested) of her conduct of the business or affairs of the Company and any EM Group Company and provide such explanations as the Board may require.

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7.    DEVOTION TO DUTIES

      7.1 The Executive shall during the term of this Employment devote the whole of her time attention and abilities to the business and affairs of the Company unless prevented by ill health from so doing and shall not during the Employment either on her own account or as the employer of others or otherwise be engaged or concerned in any business other than that of the Company or any EM Group Company or accept any other engagement or public office except with the prior consent in writing of the Company but the Executive may nevertheless be or become a minority holder of any securities which are quoted on a recognized investment exchange

      7.2 The Executive will be allowed to become a Shareholder in a company which does not directly or indirectly compete with the Company or any EM Group Company or any of the Shareholders Group provided that consent is first obtained from the Company in writing such consent not to be unreasonably withheld

8.    COMPLIANCE/DEALINGS IN 'SECURITIES'

The Executive shall during her employment and for 12 months after the termination of his employment comply with all applicable rules of law any recognised investment exchange regulations [including the 'Model Code for Securities Transactions by Directors of Listed Companies' issued by the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited] and any Company policy issued in relation to dealings in shares debentures or other securities of the Company and any EM Group Company or any unpublished price sensitive information affecting the securities of any other company.

9.    PLACE OF WORK

      9.1 The Executive shall initially work at the offices of the Company at Market Court, 20-24 Church Street, Altrincham, Cheshire WA14 4DW but the Executive shall if required to do so work in such place or places within a 20 mile radius of Altrincham as the Board may reasonably require for the proper performance of her duties hereunder

      9.2 The Executive shall not be required (except for travel on the business of the Company or any EM Group Company) to reside in other parts of the world.

10    HOURS OF WORK

There are no normal fixed working hours for the Employment. The Executive is expected to work at such times as the efficient and conscientious discharge of her duties hereunder requires.

11    REMUNERATION

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      11.1 During the Employment the Executive shall receive as remuneration a basic salary at the rate of (pound)30,000 per annum to be paid by equal monthly instalments on the last day of each calendar month.

      11.2 The remuneration shall unless otherwise agreed in writing by the Company be inclusive of any fees or other remuneration which the Executive would otherwise be entitled to receive from the Company in connection with the performance of the duties delegated to her under this Agreement

      11.3 During the employment the Executive will also receive a bonus calculated in accordance with Schedule 3 attached

12    EXPENSES

In addition to her basic salary hereunder the Executive shall be reimbursed the amount of all reasonable travelling, hotel, entertainment and other expenses properly and necessarily incurred and defrayed by her in the discharge of her duties hereunder (including "professional fees"). The Executive shall produce to the Company at its request all supporting vouchers and documents in respect of such expenses. The Company will also pay any telephone expenses incurred by the Executive in relation to this Contract of Employment upon production of supporting bills in respect of such expenses.

13    PENSION AND OTHER BENEFITS

No pension contributions shall be paid by the Company on behalf of the Executive

14    COMPANY CAR

      14.1 The Company shall make available to the Executive for use in the performance of her duties a car in accordance with the Employer's car policy

      14.2 The Company will pay for all petrol used by the Executive only whilst on the Company's business

      14.3 The Executive may use the car for private purposes

      14.4 The Company shall maintain service tax and comprehensively insure the car as appropriate

15    HOLIDAYS

      15.1 The Executive shall be entitled (in addition to normal bank and other public holidays) to 20 days paid holiday in each calendar year at such times as shall be

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           convenient to the Company and such additional holidays as the Board shall approve

      15.2 The Executive shall not be entitled to carry forward any unused holiday entitlement from one holiday year to the next without the written consent of the Company but the Executive shall be entitled to be paid for days which are unused

16    SICKNESS OR INJURY

      16.1 The Executive agrees that at any time during the course of the Employment she shall at the request of the Company submit herself to a medical examination by a registered medical practitioner nominated by the Company. The purpose of such medical examination shall be to determine whether there are any matters which might impair the Executive's ability to perform her duties under this Agreement and accordingly the Executive shall give such authority as is required for the Company's nominated doctor to disclose to the Company the findings. All expenses associated with obtaining the report will be borne by the Company.

      16.2 In the event that the Executive is unable to perform her duties under this Agreement by reason of sickness or injury for a period of seven days or more the Executive shall if required to do so by the Company provide the Company with a medical certificate in respect of the whole period of the absence. Immediately following her return from any period of absence the Executive shall complete a self-certification form detailing the reason for the absence

      16.3 During the Executive's first ten weeks of absence she will receive 90% of her average weekly earnings calculated by taking the total of her earnings over the previous twelve months and dividing the same by fifty two. At the end of such ten week period no further payment will be made to the Executive

      16.4 The Company shall have the right to deduct from the remuneration paid to the Executive any statutory sick pay or other social security benefits which she is entitled to claim in consequence of sickness or accident or payable to her under any scheme for the time being in force of which by virtue of her employment by the Company she is a non-contributory member.

      16.5 In the event that the Executive is incapable of performing her duties by reason of injury sustained wholly or partially as a result of actionable negligence or breach of any statutory duty on the part of any third party all payments made to the Executive by the Company by way of remuneration shall to the extent that compensation is recoverable from that third party constitute loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of employment) and shall be repaid when and to the extent that the Executive recovers compensation for loss of earnings from that third party by action or otherwise.

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17    CONFIDENTIALITY

The Executive shall not, either during the Employment, otherwise than in the proper course of her duties, or thereafter, without the consent in writing of the Company being first obtained, divulge to any person firm or company and shall during the continuance of the Employment use her best endeavours to prevent the publication or disclosure of any confidential information of the Company and any EM Group Company or any of its or their secrets, dealings or transactions whatsoever which may have come or may come to her knowledge during her employment or otherwise and which include but are not limited to the following matters:

        (i)the working of any manufacturing process or invention or any other methods formulae technical data and know how used by or which relate to the business of the Company;

       (ii)Lists of customers and potential customers of or suppliers and potential suppliers to the Company and any EM Group Company and any other information collected by the Company and any EM Group Company in relation to those customers or suppliers;

      (iii)the dealings or transactions or other business affairs of the Company or any EM Group Company and its or their finances or management accounts

The restriction shall cease to apply to information or knowledge which may (otherwise than by reason of the default of the Executive) become available to the public generally without requiring a significant expenditure of labour skill or money

18    INTELLECTUAL PROPERTY

      18.1 The Executive shall forthwith communicate to the Company in confidence all Intellectual Property which the Executive may make or originate either solely or jointly with another or others during the Employment

      18.2 In the case of such Intellectual Property as is made or originated hereunder wholly or substantially in the course of her normal duties or in the course of duties specifically assigned to her and which relate to the affairs of the Company or any EM Group Company the following subclauses of this clause shall apply

      18.3 Such Intellectual Property (or in the case of Intellectual Property made or originated by the Executive jointly with another or others to the full extent of the Executive's interest therein so far as the law allows) shall be and become the exclusive property of the Company and shall not be disclosed to any other person, firm or company without the consent of the Company being previously obtained which if given may be subject to conditions. The provisions of this subclause shall not entitle the Executive to any compensation beyond the salary hereinafter

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           mentioned except that in the case of any invention on which a British
           Patent has been granted or assigned to the Company and the Company has derived outstanding benefit from such patent, the Executive may be entitled by virtue of s 40 of the Patents Act 1977 to claim additional compensation. The provisions of this clause shall not restrict the Executive's rights under s 39 to s 43 of the Patents Act 1977.

      18.4 The Executive shall if and when required by the Company and at the expense of the Company do and/or combine with others in doing all acts and sign and execute all applications and other documents (including Powers of Attorney in favour of nominees of the Company) necessary or incidental to obtaining maintaining or extending patent or other forms of protection for such Intellectual Property in the UK and in any other part of the world or for transferring to or vesting in the Company or its nominees the Executive's entire right title and interest to and in such Intellectual Property or to and in any application, patent or other form of protection to copyright as the case may be including the right to file applications in the name of the Company or its nominees for patent or other forms of protection or for registration of copyright in any country claiming priority from the date of filing of any application or other date from which priority may run in any other country.

      18.5 The provisions of this clause shall remain in full force and effect notwithstanding that after the Executive has made or originated any such Intellectual Property the Employment may have ceased or been determined for any reason whatsoever with the intention that the same shall bind the heirs of an/or assigns of the Executive.

19    COPYRIGHT

The Executive shall promptly disclose to the Company all works in which copyright or design rights may exist which the Executive may make or originate either solely or jointly with others during the Employment. Any such copyright works or designs created by her in the normal course of her employment or in the course of carrying out duties specifically assigned to her which relate to the affairs of the Company shall be the property of the Company whether or not the work was made by direction of the Company or was intended for the Company and the copyright in it and the rights in any design shall belong to the Company and the copyright in it and the rights in any design shall belong to the Company and to the extent that such copyright or design rights are not otherwise vested in the Company the Executive hereby assigns the same to the Company.

20    POST-TERMINATION OBLIGATIONS

      20.1 The Executive shall not during the period of 6 months after termination of the Employment solicit or endeavour to entice away from or discourage from being employed by the Company or any EM Group Company any employee or Director employed by the Company or any EM Group Company and who to her

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           knowledge was an employee thereof at the date of such termination or whom to her knowledge has at that date agreed to be engaged as an employee of the Company or any EM Group Company and with whom the Executive has dealt or had contact in the normal course of her duties

      20.2 The Executive shall not for a period of 6 months after the termination of her employment (without the previous consent in writing of the Company) and whether on her own account or for any other person, firm or company directly in connection with any business similar to or in competition with the business of the Company solicit or endeavour to entice away from the Company any person, firm or company (a) who or which in the 12 months prior to the end of her employment shall have been a customer of or in the habit of dealing with the Company - (b) with whom or which the Executive had personal dealings in the course of her employment in the 12 months prior to the end of her employment

      20.3 The Executive shall not for a period of 6 months after the termination of her employment (without the previous consent in writing of the Company ) and whether on her own account or for any other person, firm or company directly or indirectly in connection with any business similar to or in competition with the business of the Company do any business with, accept orders from, or have any business dealings with any person, firm or company (a) who or which in the 12 months prior to the end of her employment was a customer of the Company and (b) with whom or which the Executive had personal dealings in the course of her employment in the 12 months prior to the end of her employment

      20.4 The Executive shall not for a period of 6 months after the termination of her employment and within the United Kingdom (without the previous consent in writing of the Company) directly or indirectly be engaged concerned or interested (whether as principal, servant, agent, consultant or otherwise) in any trade or business which is in competition with any trade or business being carried on by the Company at the end of the Executive's employment or during a period of 12 months prior to the end of her employment and with which the Executive was concerned in the course of her employment

      20.5 During the period of 6 months referred to in the preceding Clauses
           20.1 to 20.4 the Company will pay the Executive her basic salary and bonuses over the same 6 month period calculated by dividing the previous 12 month bonus total by 2. This clause shall not apply where this Contract has been terminated summarily in accordance with Clause 22.

      20.6 The Executive shall not at any time after the Termination Date represent herself as being employed by or connected with the Company or any other EM Group Company

      20.7 The Executive acknowledges:


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            (i) that each of the foregoing subclauses of this clause constitutes an entirely separate and independent restriction on her; and

           (ii) while at the date of this Agreement the duration, extent and application of each of the restrictions are considered by the parties no greater than is necessary for the protection of the interests of the Company and any EM Group Company and reasonable in all the circumstances it is acknowledged that restrictions of such a nature may become invalid because of changing circumstances and accordingly if any of the restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope they shall apply with such modifications as may be necessary to make them valid and effective

21    DELIVERY OF DOCUMENTS AND PROPERTY

The Executive shall upon request at any time and in any event upon the termination of the Executive's employment immediately deliver up to the Company or its authorised representative all keys, security passes, credit cards, plans, statistics, documents, records, papers, magnetic disks, tapes or other software storage media and all property of whatsoever nature which may be in her possession or control or relate in any way to the business affairs of the Company and any EM Group Company and the Executive shall not, without the written consent of the Company, retain any copies thereof.

22    SUMMARY TERMINATION

In any of the following cases the Company may terminate the Executive's Employment by written notice taking effect on the date of its service in which case the Executive shall not be entitled to any further payment from the Company except such sums as shall then have accrued due;

            (i) if the Executive shall be guilty of any gross misconduct or any repeated breach of any of the terms of this Agreement;

           (ii) if the Executive shall be convicted of a criminal offence (except for a road traffic offence or an offence not involving a custodial sentence);

          (iii) if the Executive be adjudged bankrupt or makes any composition or enters into any deed of arrangement with her creditors;

           (iv) if the Executive is prohibited by law from being or acting as a officer;

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            (v) if the Executive shall become of unsound mind or become a patient under the Mental Health Act 1983;

           (vi) if the Executive resigns as an Officer of the Company otherwise than at the request of the Company

23    NO RIGHT TO WORK

      23.1 The Company shall be under no obligation to provide any work for the Executive during any period of notice either given by the Company or the Executive to terminate the Executive's employment under this Agreement. The Company may at any time during the said period suspend the Executive from her employment or exclude her from any premises of the Company. Provided that during such period the Executive shall continue to receive salary and all other contractual benefits including a monthly bonus figure (calculated by dividing the previous total bonus payments over the preceding 12 month period by 12).

      23.2 If the Contract is terminated by notice in accordance with Clause 4 then the period referred to in Clause 20.1 to 20.5 shall start to run from the date of such notice. This proviso will not apply should the Contract be terminated in accordance with Clause 22.

24    SHORT NOTICE

If the Executive shall at any time become or be unable properly to perform her duties hereunder by reason of ill health accident or otherwise for a period or periods aggregating at least 180 days in any period of 12 consecutive calendar months the Company may by not less than three month's notice in writing determine this Agreement.

25    RESIGNATION OF OFFICE

Upon the termination of the Employment howsoever arising the Executive shall at any time or from time to time thereafter upon the request of the Company resign without claim for compensation from all offices held by her in the Company and any EM Group Company and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in her name and on her behalf to sign and execute all documents or things necessary or requisite to give effect thereto.

26    RETIREMENT

The Employment shall automatically terminate on the Executive reaching her 60th birthday.

27    PRIOR RIGHTS

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The termination of the Employment shall be without prejudice to any right that the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such determination.

28    NOTICES

Any notice given under this Agreement shall be deemed to have been duly given if despatched by either party hereto by registered post addressed to the other party in the case of the Company to is registered office for the time being and in the case of the Executive to her last known address and such notice shall be deemed to have been given on the day on which in the ordinary course of post it would be delivered.

29    PRIOR AGREEMENTS

This Agreement is in substitution for all previous contracts of employment express or implied between the Company or any EM Group Company and the Executive which shall be deemed to have been terminated by mutual consent as from the Commencement Date.

30    FIXED TERM

Pursuant to s 142 (1) and (2) of the Employment Protection (Consolidation) Act 1978 the Executive hereby agrees that no rights shall arise under ss 54 and 81 respectively of that Act in relation to this Agreement if the term of the Executive's Employment under it expires without being renewed

31    DISCIPLINARY AND GRIEVANCE PROCEDURE

There are no fixed rules for the resolution of grievance or disciplinary problems. In the event of the Executive being dissatisfied with any decision taken against her, or have any grievance relating to the Employment, she should apply in the first instance to the Managing Director who will either propose a solution or refer the matter to the Board for a final decision.

32    THE COMPANY'S STAFF HANDBOOK

The terms of the Company's standard terms and conditions and employment policies and procedures which are set out in the Company's staff handbook shall be terms of the Executive's employment save to the extent that they are inconsistent with this Agreement.

33    RECONSTRUCTION OR AMALGAMATION

If before the termination of this Agreement the Employment shall be determined by reason of the liquidation of the Company for the purposes of reconstruction or amalgamation and the Executive shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions no less favourable than the terms of this

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Agreement then the Executive shall have no claim against the Company in respect of the determination of the Employment.

34    EMPLOYMENT PROTECTION (CONSOLIDATION) ACT 1978

Schedule 2 to this Agreement sets out the particulars of employment not contained in the Agreement that must be given to the Executive in accordance with the terms of the Employment Protection (Consolidation) Act 1978


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                                   SCHEDULE 1

                            Table of salary increases

Current         Increase       Date of         New salary        Signed
salary                         commencement
                               of new salary

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                                   SCHEDULE 2

            Section 1 Employment Protection (Consolidation) Act 1978


The following information is given to supplemental the information given in the Agreement in order to comply with the requirements of section 1 of the Employment Protection (Consolidation) Act 1978

1.    The Executive's job title is Sales Director

2. The Executive's continuous period of employment with the Company commenced on 1st December 1991 and is not continuous with any previous period of employment with any other employer

3. There are no collective agreements in force which affect the terms and conditions of the Executive's employment

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                                   SCHEDULE 3

                                Bonus Calculation


SALES CATEGORY         PAYABLE ON GROSS PROFIT         THRESHOLD (IF APPLICABLE)
--------------         -----------------------         -------------------------
B. Spofforth                     10%                       None

Em plc sales (exc.BS sales)     4.5%                       (pound)75,000

EM GmbH sales                   2.5%                       (pound)20,000

EM BV sales                     2.5%                       (pound)15,000


SALES CATEGORY is the gross profit area on which that percentage and threshold applies.

GROSS PROFIT is the difference between purchase and selling price of goods sold, after deduction of transport costs, duty, administration fees payable to US companies and financing charges based on credit terms. All credit notes will be deducted from the monthly gross profit.

THRESHOLD is the gross profit that must be made in each Sales Category BEFORE the bonus is calculated. Each category will be treated individually for purposes of the bonus calculation.

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IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first before written


Signed by                   )
Director and by             )                    /s/ HARRY D. SHIELDS
      Secretary             )                        ----------------
for and on behalf of the    )
Company in the presence of: )


Signed by the Executive     )
and delivered as a Deed     )                    /s/ BERNADETTE SPOFFORTH
in the presence of:         )                        --------------------